SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

                                                                                                      Date of Report (Date of earliest event reported)  February 24, 2006

QUEST OIL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-26619	98-0207745
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
580 2nd Street, Suite 102
Encinitas, California 92024
(Address of principal executive offices)

(760) 230-2300
(Registrant’s Telephone Number)

_____________________________________________________________________________________
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 19, 2006, Dr. James Irwin resigned from the Company’s Board of Directors. Dr. Irwin’s resignation was not the result of any disagreement with the Company or it’s Board of Directors.

As a point of clarification, the Company’s Board of Directors currently is made up of: James B. Panther II, Chris Phillips CPA, Joseph Wallen and Douglas Brown.

Item 8.01  Other Events.

Litigation Against Our Former Officer, William Huntington Stinson and Others

On April 7, 2006, the Company disclosed, in a Form 8-K, that it had engaged the law firm of Zimmerman, Axelrad, Meyer, Stern & Wise P.C. of Houston, Texas and filed a Petition and Application For Temporary Restraining Order, Temporary Injunction and Permanent Injunction, and Request for Order for Deposition to Investigate Claims against our former Chief Operating Officer, William Huntington Stinson (hereinafter referred to as “Stinson”), Nana Asomani-Arko and Norman Neidell. On Thursday, April 6, 2006, the Company’s request for a temporary restraining order was heard. The request was denied. At the time that the denial for a temporary restraining order was issued, the Presiding Judge set the hearing for the Company’s temporary injunction request for Monday, April 10, 2006.

On the morning of April 10, 2006, in the 11th Civil Court in Harris County, Texas, after denying a Motion and Request for Continuance filed by Stinson, Judge Mark Davidson commenced the temporary injunction hearing. During the middle of Stinson’s examination, Stinson’s counsel initiated settlement discussions. On the afternoon of the 10th of April, a settlement was reached and the same was read into the record. As a condition for the Company dismissing it’s lawsuit, Stinson agreed, in part, as follows: (i) that Stinson did not dispute the authority of the Company Board of Directors that was appointed in the Company’s March 31, 2006 Board of Directors Resolution (which was reported in Section 5.02 of a Form 8-K filed on April 7, 2006); (ii) that Stinson would assist in transferring control of certain Company monies he had control of (and which were “frozen”) into a Company account that he was not a signature on; (iii) that as of the date of the settlement, Stinson did not claim to be a member of the Company Board of Directors or an officer of the Company. As a part of the settlement, the Company agreed, in part, to: (i) hold a meeting, attended by two members of the Company Board of Directors, and table and discuss a proposal which was to be made by Stinson regarding him continuing to provide services to Quest (the above referred to meeting shall be referred to as the “Stinson Meeting”); (ii) subject to the Company’s financial claims against Stinson and Neidell, pay Stinson, Neidell or their assigns certain monies they claimed they were owed in connection to their putative service as the Company’s Chief Operating Officer and outside consultant, respectively.

On the 18th of April, 2006, the Company filed a non-suit in the above lawsuit, thereby dismissing the case against the Defendants. As of the date of this filing, due to circumstances beyond the Company’s control, the Stinson Meeting has not taken place. The Company believes that it may have potentially substantial claims against Stinson and other parties related to Stinson as a result of the activities Stinson directed from February 24, 2006 through the first ten days of March 2006.

The Company currently does not have any litigation pending against Stinson, Neidell and their agents; however, the Company’s investigation is ongoing.

Engagement of James B. Panther II, Business Consulting Group Unlimited, Inc. and The Baum Law Firm P.C.

As was previously disclosed, during the course of the litigation discussed in this Item 8.01, the Board of Directors engaged James B. Panther II (“Panther”) to act as the Company’s interim Chief Executive Officer. Panther does not work for the Company on a full time basis.

Panther is an owner of Business Consulting Group Unlimited, Inc. (“BCGU”), an Encinitas, California business consulting firm.

For the time being and for the foreseeable future, all Company operations will be handled from BCGU’s offices in Encinitas, California.

The Company Board of Directors is currently negotiating to engage BCGU to manage and operate the Company. The proposed engagement is relatively comprehensive, save actual technical skills related to operating the Company’s oil and gas properties. Should BCGU be engaged (as it is expected to be), a detailed abstract of BCGU’s duties as well as BCGU’s compensation will be disclosed in a Form 8-K.

Mr. Chris Phillips CPA (“Phillips”), a member of the Company Board of Directors, is a member of the BCGU Advisory Board. Phillips does not receive any compensation for his service as an advisor to BCGU.

Mark L. Baum, Esq. (“Baum”), our special SEC counsel, is the sole shareholder of The Baum Law Firm, P.C. (“TBLF”). Baum is also an owner of BCGU.

Should BCGU be engaged by the Company to provide operational, advisory and related services, Baum would likely financially benefit from such an engagement.

The Company is currently negotiating with TBLF in order to retain TBLF’s services.

Panther does not financially benefit from the contractual proceeds related to a TBLF engagement with the Company.

All Board of Directors decisions related to the engagement of either TBLF or BCGU shall not include input from Baum, or the vote of Panther or Phillips.

Ongoing Investigations and Independent Review of Company Finances.

By resolution, the Company Board of Directors has requested that Panther: (i) continue to investigate the facts and circumstances that led to the aforementioned litigation against Stinson; and (ii) engage an independent forensic accounting firm to review and audit the Company’s balance sheet and cash flows for the twelve months preceding March 31, 2006. The Company’s investigation into the Company affairs involving various parties, including Stinson, Neidell and others, is ongoing, and the Company expects to engage an independent forensic accounting firm by the end of April 2006.

Payment to Senior Secured Investors and the Filing of an Amended Form SB-2.

As was disclosed in the April 7, 2006 Form 8-K, the Company made an April progress payment to it’s senior secured investors (the “Investors”). Subject to the Company Form SB-2 Registration Statement becoming effective by or before April 30, 2006, the Company will be required to make a cash payment to the Investors for the month of May, 2006. Should the Form SB-2 Registration Statement not become effective by April 30, 2006 (which is highly likely), the Company is prepared to make the May 2006 cash payment to the Investors.

The Company anticipates filing an amended Form SB-2 Registration Statement by the 28th of April, 2006.

Initial Status Report and Actions Taken.

Office Closures. As of the date of the filing of this Form 8-K, Panther has closed the Company’s shell office in Arlington, Texas, as well as the Company’s offices in Houston, Texas and Vancouver, British Columbia, Canada. All employees and contractors from these offices have either tendered resignations or were terminated. The Company continues to operate a small office in Calgary, Alberta, Canada which is manned by our staff petroleum geologist who is advising management on issues related to our properties in Canada.

In terms of ongoing liabilities related to the above referred to office closures, the Company remains obligated to it’s landlord in Houston, Texas. Between rent and other miscellaneous expenditures, the ongoing obligation (until the end of the term of the lease) amounts to approximately $4,000 per month. The Company is hopeful but not certain that the Houston lease obligation will end before the term of the lease ends.

The Company Board of Directors believes that even considering the cost of engaging BCGU or a group of individual managers to operate the Company, the Company will experience costs saving equal to many tens of thousands of dollars per month relative to what has been incurred for similar services since the middle part of 2005.

Independent Review of Seismic Data. The Company is in the process of interviewing industry recognized independent third party firms to review and analyze the Company’s three dimensional geophysical data in Acadia. Until such time as the Company’s geophysical data has been processed, reviewed and interpreted, it is the Board of Director’s intention to not allocate any cash resources towards new drilling projects.

Investor Relations. As a part of the Closure of the Vancouver office, the Company’s primary investor relations contact was released from his employment and provided with a three month severance. With respect to investor relations, for the immediate future, the Company will be communicating substantial events to shareholders through Form 8-Ks. Although Panther expects to answer specific shareholder questions and concerns (that are emailed to the Company) as well as to provide Company shareholders and the market with periodic progress reports, the Company Board of Directors has resolved to not fund any significant investor relations initiatives at this time.

Bank Accounts and Information Technology. As of the date of this Form 8-K Current Report, Panther has secured all of the Company’s bank accounts, including the bank accounts of subsidiary entities. Additionally, all of the Company’s information technology assets have been secured.

Calgary Meetings and 2006 Reserve Report. On April 19, 2006, Panther and his team met with the Company’s field operators in Calgary, Alberta, Canada. In connection with the Company’s upcoming Form 10-KSB filing for the year ended March 31, 2006, Panther also met with prospective firms who may be engaged to complete a new reserve report on the Company’s Canadian assets. The Company expects to engage a new firm to provide independent analysis and reserve report of the Company’s Canadian oil and gas reserves by April 30, 2006.

10-22 Well is Shut In and Not Producing. Due to forces of nature, since March 22, 2006, the Company’s 10-22 well in Acadia has been shut in. Company management as well as it’s contractors are working at an accelerated pace in order to get the 10-22 well back on line. Although management has a respectable level of confidence that the 10-22 well will again produce and yield cash to the Company, our shareholders should know that there is no guaranty or certainty that the 10-22 well will again produce.

Preliminary Report on Wells Online in Texas. Based on the most recent data collected, the Company has approximately 15 wells online and producing from its assets in Texas. Panther intends to update this report as additional reliable information is collected.

New Auditor. While in Vancouver, Panther and his team met with the Company independent auditors, MacKay LLP. After the meeting, due to MacKay’s discomfort with auditing producing oil and gas companies and the Company’s closure of it’s Vancouver operations, the Company believed that it was wise to engage a new independent audit firm. The Company is currently interviewing new independent audit firms and anticipates that a new firm will be engaged in order to help complete the March 31, 2006 year end audit. When a new auditor is engaged, the Company will make an appropriate Form 8-K filing.

Longleaf Contract. On February 27, 2006, the Company announced that it had entered into an agreement to acquire Longleaf Production LLC (“Longleaf”). Related to the proposed Longleaf transaction, the Company made a good faith deposit of $100,000 with Longleaf’s attorney. At this time, the Company believes that the corpus of that which the Company believed it was purchasing from Longleaf has substantially changed. Regardless, the Company remains sincerely interested in the Longleaf transaction and is in the process of commencing new acquisition negotiations with Longleaf’s principals. Our shareholders should be aware that that there is a substantial likelihood that the Longleaf transaction may not close. The failure of the Longleaf transaction to close and the unavailability to certain assets the Company believed would be acquired as a result of the Longleaf acquisition, may severely alter the Company’s plans to develop other Company assets in Texas.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

QUEST OIL CORPORATION
/s/	James B. Panther II
By:	James B. Panther II
Its:	Interim CEO and President